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Exhibit 99(b)(5)

FOURTH AMENDMENT AND WAIVER TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

        This Forth Amendment to Second Amended and Restated Credit Agreement, dated as of June 12, 2001, is made by and among CPS DISTRIBUTORS, INC., a Colorado corporation, WATER SYSTEMS, INC., a Wyoming corporation, and WESTERN PIPE SUPPLY CO., INC., a Colorado corporation (referred to herein collectively as, the "Borrower") WELLS FARGO BANK WEST, NATIONAL ASSOCIATION, a national banking association formerly known as Norwest Bank Colorado, National Association (the "Lender").

Recitals

        A.    The Borrower and the Lender have entered into a Second Amended and Restated Credit Agreement dated May 24, 1999, as previously amended (the "Credit Agreement"). Capitalized terms used in these recitals have the meaning given to them in the Credit Agreement unless otherwise specified.

        B.    Borrower and lender desire to enter into this Amendment in order to (i) provide a limited waiver of the Minimum Debt Service Coverage ratio and (ii) amend the Minimum Debt Service Coverage ratio in the Credit Agreement.

        Agreement

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

        1.    Limited Waiver of Minimum Debt Service Coverage.    The Lender hereby waives, solely with respect to the determination of compliance therewith as of February 28, 2001 and May 31, 2001, non-compliance by the Borrower with Section 5.11 of the Credit Agreement. Such waiver shall not apply to any other provision of the Credit Agreement or any other fiscal period.

        2.    Amendments to Credit Agreement.    Section 5.11 (Minimum Debt Service Coverage) is amended and restated in its entirety to read as follows:

          The Borrower shall at the last day of each fiscal quarter maintain the ratio between (i)the sum of the Borrower's net income, depreciation expense and interest expense, to (ii) the sum of the Borrower's interest expense and current maturities of long-term debt, each determined for the four-quarter period ending on such day, at a ratio which is at or above the amounts set forth opposite such period.

Period	Debt Service Coverage Ratio
Quarter Ended August 31, 2001 and November 30, 2001	1.05 to 1.0
Quarter Ended February 28, 2002 and thereafter	1.25 to 1.0

        3.    Conditions Precedent.    This Amendment shall be deemed to be, and shall become, effective upon, and subject to, the execution and delivery by the Borrower of one or more counterparts of this Amendment.

        4.    Amendments to Loan Documents.    Lender and Borrower agree that all of the Loan Documents are hereby amended to reflect the amendments set forth herein and that no further amendments to any Loan Documents are required to reflect the foregoing. All references in any documents to the Credit Agreement shall refer to the Credit Agreement as amended pursuant to this Agreement.

        5.    Representations and Warranties.    Borrower hereby certifies to Lender that as of the date of this Amendment and after giving effect hereto all of Borrower's representations and warranties contained in the Loan Documents (that are not limited by their terms as of specified period or for specific dates) are true, accurate and complete in all material respects as of the date hereof.

        6.    Further Assurances.    Borrower shall execute and deliver to Lender at any time and from time to time such additional amendments, documents, and instruments as Lender may reasonable request to confirm and carry out the transactions contemplated hereby.

        7.    Continuation of Loan Documents, etc.    Except as specified in this Amendment, the provisions of the Loan Documents shall remain in full force and effect, and such provisions are hereby ratified and confirmed. If there is a conflict between the terms of this Amendment and those of the Loan Documents, the terms of this Amendment shall control.

        8.    Reference.    All reference to any Loan Documents shall refer to such Loan Document as amended by this Agreement.

        9.    Miscellaneous.

          a.     This Amendment shall be governed by and construed under the laws of the State of Colorado.

          b.     This Amendment may be executed in any number of counterparts, each which shall be an original, but all of which together shall constitute one instrument.

          c.     This Amendment shall be binding upon and inure to the benefit of the parties and their respective heirs, administrators, personal representative, successors, and permissible assigns.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

LENDER:	BORROWER:
WELLS FARGO BANK WEST, NATIONAL ASSOCIATION	CPS DISTRIBUTORS, INC.
By:	By:
Randall Schmidt Vice President	Alan C. Bergold Vice President
WATER SYSTEMS, INC.
By:
Alan C. Bergold Vice President
WESTERN PIPE SUPPLY CO., INC.
By:
Donald L. Champlin President

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  Exhibit 99(b)(5)